Exhibit 99.1

News Release

Corporate Headquarters

P.O. Box 269

San Antonio, TX 78291-0269

Phone: (210) 829-9000

Fax: (210) 829-9403

www.harte-hanks.com

FOR IMMEDIATE RELEASE	Media & Financial Contact: Dean Blythe
April 26, 2005	(210) 829-9138
dblythe@harte-hanks.com

HARTE-HANKS REPORTS FIRST QUARTER EPS GROWTH OF 38% ON

REVENUE GROWTH OF 13.6%

Note: Harte-Hanks will hold a first quarter earnings conference call on April 26, 2004 at 10AM CST. The number is 800-988-9498 domestic or 210-234-0004 international, pass code 121693. There will be an audio replay available shortly after the call through May 3, 2005. To access, please call 866-363-1838 passcode 1216 or visit www.harte-hanks.com/earnings_audio/audio_stream.html.

SAN ANTONIO, TX — Harte-Hanks, Inc. (NYSE: HHS) today reported first quarter 2005 diluted earnings per share of $0.29 on revenues of $268.3 million. These results compare to diluted earnings per share of $0.21 on $236.3 million in revenue for the first quarter of 2004.

The following table presents financial highlights of the company’s operations for the first quarter of 2005 and 2004. Full financial results are attached.

RESULTS FROM OPERATIONS

	Three Months Ended March 31,
(In thousands, except per share amounts)	2005	2004	% Change
Operating revenues	$268,293	$236,252	13.6%
Operating income	42,319	31,558	34.1%
Net income	25,073	18,789	33.4%
Diluted earnings per share	0.29	0.21	38.1%
Diluted shares (weighted average common and common equivalent shares outstanding)	86,424	89,030	-2.9%

In the discussion below the company intends to provide investors a better understanding of the operating results and underlying trends to measure past and future performance and liquidity. Harte-Hanks evaluates operating performance based on several measures, including the non-GAAP measure of free cash flow, defined as net income plus depreciation and amortization less capital expenditures, as Harte-Hanks believes this is an important measure of the operational strength of its business. Since free cash flow is not a measure calculated in accordance with GAAP, it should not be considered as a substitute for net income as an indicator of operating performance.

Commenting on the first quarter 2005 performance, Chief Executive Officer Richard Hochhauser said, “Our people delivered a stand-out quarter and we are obviously pleased with the results. Diluted earnings per share increased 38.1% on 13.6% revenue growth. Operating income grew 34.1% and we generated $23.9 million of free cash flow, an increase of 45% from our free cash flow in the first quarter of 2004.”

Discussing the performance of individual business segments, Hochhauser said, “The first quarter for direct marketing was nothing short of spectacular, with revenue up 17.4% and operating income up 57.6%. Operating income margins improved 370 basis points year-over-year, hitting 14.4%. Business overall continued to show strength, and we particularly benefited from a large, complex, world-wide project that we launched for one of our significant customers in the quarter. This project added about a third of our revenue growth for the quarter - adding to an otherwise outstanding revenue and profit performance - and for the most part has come to a conclusion. Our high-tech/telecom and select vertical markets had strong performances, with growth in excess of 20% over the prior year, and retail also was strong with low teens growth. Financial was up in the low-single digits, and pharma/healthcare was down in the mid-single digits.”

Turning to Shoppers performance, Hochhauser said, “Shoppers had yet another really solid quarter. Operating income increased 13.7% on revenue growth of 7.5%. Shopper growth was driven by ROP (in-book advertising), especially real estate and employment related advertising, and increased circulation. We are also excited about the acquisition of the Tampa Flyer, which we announced in the first quarter and completed last week, and future opportunities this shopper will present to us in Florida.”

Concluding, Hochhauser said, “Saying we are pleased with our earnings per share performance in the first quarter does not do justice to the performance our people delivered. Our first quarter of 2004, however, was our least robust quarterly performance last year. From a year-over-year comparison standpoint, therefore, and given the successful project in direct marketing in this quarter, we do not expect to see this extraordinary level of revenue or earnings growth over the remainder of the year. With this strong first quarter and continued strength in both of our businesses, our goal for the year, which initially was to deliver similar earnings growth in 2005 as we saw in 2004, has slightly improved.”

Statements in this release concerning the Company’s business outlook or future financial performance and other statements that are not historical facts are “forward looking statements” as the term is defined under applicable Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those statements. Such risks, uncertainties, and factors include, but are not limited to, public concern over consumer privacy issues, which may lead to enactment of legislation restricting or prohibiting the collection and use of information that is currently legally available, competitive pressures, fluctuations in paper prices and postal rates, and general or regional economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K.

Highlights of the first quarter included:

•	On April 20, 2005 Harte-Hanks completed its acquisition of The Tampa Flyer (acquisition agreement was announced on March 24, 2005). The Tampa Flyer is a weekly shopper publication delivered by mail with circulation in excess of 900,000 in the Tampa, Fla., metropolitan area. This acquisition brings total Shopper circulation to approximately 12 million. It is expected that this transaction will be slightly accretive to earnings per share from the outset, but it is not expected to have a measurable impact on earnings per share in 2005.

•	On February 17, 2005 Harte-Hanks acquired its long-standing Australian partner Communique Direct pursuant to its option to purchase Communique Direct that Harte-Hanks acquired in June 2003. Communique Direct provides a range of marketing and information services for the business-to-business sector across the Asia-Pacific region.

•	During the quarter, Harte-Hanks commenced work on four new database engagements covering four or our industry verticals – Financial, Retail, High Tech and Select.

•	Harte-Hanks signed a number of renewals and expansions in the first quarter with large high-tech/telecom companies for its CI Technology Database. The CI Technology Database is one of the largest and most in-depth business technology databases in the world. Hundreds of firms in the high-tech/telecom industry use the CI Technology Database to better understand their existing clients, protect their existing business from competitive encroachment, analyze current market share, and guide planning of new products and sales channels.

•	Using expanded print on demand capabilities, Harte-Hanks won a large engagement to create and deliver global business-to-business direct mail programs for a leading specialized software manufacturer. This engagement is an expansion of a previous relationship with the client whereby Harte-Hanks delivered demand generation, lead management, literature fulfillment and customer care services.

•	Harte-Hanks renewed an annual agreement to provide technical support services to a leading global software manufacturer. Services include inbound customer care, technical support, and problem resolution for both businesses and consumers.

•	Harte-Hanks Direct Marketing named Christine M. Cournoyer as its new Managing Director of the Billerica, Massachusetts database solutions team. Cournoyer has extensive experience managing software, services and solution delivery to clients, most recently as president and chief operating office of Lightbridge, Inc., a leading provider of hosted and application service provider services for credit and identify risk mitigation in the wireless industry. She has also held positions with IBM, Lotus Development Corporation, Bolt, Beranek & Newman, Wang Laboratories and the Massachusetts Department of Labor.

•	Harte-Hanks Direct Marketing promoted Li Saul to its newly-named creative position: senior creative officer, direct marketing. She was previously senior vice president, creative services, and executive direct for direct marketing. In this new role, Saul formally has overview responsibility for all creative functions at various direct marketing businesses of Harte-Hanks, as well as the specification and implementation of Harte-Hanks Direct Marketing branding and graphics standards.

•	Harte-Hanks paid a regular cash dividend, increased from 4.0 cents per share to 5.0 cents per share, on March 15, 2005 to shareholders of record on March 1, 2005. This is the tenth dividend increase since the company went public in 1993 for the second time.

•	Harte-Hanks purchased 0.6 million shares of its common stock in the first quarter. This leaves approximately 5.0 million shares under its current repurchase authorization.

•	The annual meeting of shareholders will be held at 10 A.M. on May 17, 2005 at 200 Concord Plaza Drive, first floor, San Antonio, Texas.

Harte-Hanks, Inc., San Antonio, TX, is a worldwide, direct and targeted marketing company that provides direct marketing services and shopper advertising opportunities to a wide range of local, regional, national and international consumer and business-to-business marketers. Harte-Hanks Direct Marketing improves the return on its clients’ marketing investment with a range of services organized around five solution points: Construct and update the database — Access the data — Analyze the data — Apply the knowledge — Execute the programs. Experts at each element within this process, Harte-Hanks Direct Marketing is highly skilled at tailoring solutions for each of the vertical markets it serves. Harte-Hanks Shoppers is North America’s largest owner, operator and distributor of shopper publications, with shoppers that are zoned into more than 1,000 separate editions with a weekly circulation of approximately 12 million in California and Florida.

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For more information, contact: Chief Financial Officer Dean Blythe (210) 829-9138 or e-mail at dblythe@harte-hanks.com.

This release and other information about Harte-Hanks can be found on the World Wide Web at http://www.harte-hanks.com

Harte-Hanks, Inc.

Consolidated Statements of Operations (Unaudited)

	Three months ended March 31,
In thousands, except per share data	2005	2004
Operating revenues	$268,293	$236,252
Operating expenses:
Labor	104,302	94,140
Production and distribution	93,588	83,352
Advertising, selling, general and administrative	20,612	19,988
Depreciation and amortization	7,472	7,214

	225,974	204,694

Operating income	42,319	31,558

Other expenses (income):
Interest expense	203	172
Interest income	(78)	(218)
Other, net	489	489

	614	443

Income before income taxes	41,705	31,115
Income tax expense	16,632	12,326

Net income	$25,073	$18,789

Basic earnings per common share	$0.30	$0.21

Weighted-average common shares outstanding	84,730	87,453

Diluted earnings per common share	$0.29	$0.21

Weighted-average common and common equivalent shares outstanding	86,424	89,030

Harte-Hanks, Inc.

Business Segment Information (Unaudited)

	Three months ended March 31,
In thousands	2005	2004	% Change
OPERATING REVENUES:
Direct Marketing	$170,019	$144,828	17.4%
Shoppers	98,274	91,424	7.5%

Total operating revenues	$268,293	$236,252	13.6%

OPERATING INCOME:
Direct Marketing	$24,520	$15,555	57.6%
Shoppers	20,868	18,346	13.7%
General corporate expense	(3,069)	(2,343)	-31.0%

Total operating income	$42,319	$31,558	34.1%

DEPRECIATION AND AMORTIZATION
Direct Marketing	$6,021	$5,793	3.9%
Shoppers	1,446	1,413	2.3%
General corporate expense	5	8	-37.5%

Total depreciation and amortization	$7,472	$7,214	3.6%

Reconciliation of Net Income to Free Cash Flow

	Three months ended March 31,
In thousands	2005	2004
Net Income	$25,073	$18,789
Add: depreciation and amortization	7,472	7,214
Less: capital expenditures	8,677	9,533

Free cash flow	$23,868	$16,470

Harte-Hanks, Inc.

Consolidated Balance Sheets (in thousands, except share amounts)

	(Unaudited) March 31, 2005	December 31, 2004
Assets
Current Assets
Cash and cash equivalents	$38,282	$38,807
Accounts receivable, net	169,886	168,755
Inventory	5,297	6,086
Prepaid expenses	19,179	16,664
Current deferred income tax asset	14,513	13,812
Other current assets	6,732	6,373

Total current assets	253,889	250,497

Property, plant and equipment, net	114,198	113,770
Goodwill, net	459,491	458,171
Other intangible assets, net	1,917	2,067
Other assets	3,402	3,848

Total assets	$832,897	$828,353

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$54,507	$55,632
Accrued payroll and related expenses	25,314	36,539
Customer deposits and unearned revenue	60,067	53,707
Current maturities of long-term debt	—	10,000
Income taxes payable	29,416	17,239
Other current liabilities	8,663	9,075

Total current liabilities	177,967	182,192

Long-term debt	—	—
Other long-term liabilities	76,243	74,362

Total liabilities	254,210	256,554

Stockholders’ equity
Common stock, $1 par value, authorized: 250,000,000 shares Issued at March 31, 2005: 114,776,844 shares; at December 31, 2004: 114,505,329 shares	114,777	114,505
Additional paid-in-capital	257,952	253,515
Accumulated other comprehensive loss	(15,857)	(15,192)
Retained Earnings	903,585	882,750
Less treasury stock, March 31, 2005: 30,205,214 shares at cost;
December 31, 2004: 29,524,064 shares at cost	(681,770)	(663,779)

Total stockholders’ equity	578,687	571,799

Total liabilities and stockholders’ equity	$832,897	$828,353